Exhibit 99.1

Bixby Commons Shopping Center

Unaudited Pro Forma Financial Information

As of April 22, 2013

On February 5, 2013, Wheeler Real Estate Investment Trust, Inc. (the “Company”), through a subsidiary of Wheeler Real Estate investment Trust, L.P., entered into a purchase contract to acquire Bixby Commons Shopping Center (the “Property”), a 75,000 square foot shopping center located in Bixby, Oklahoma for a purchase price of approximately $10.6 million. The property is leased to Associated Wholesale Grocers (AWG) who in turn subleases 100% of the property to a Reasor’s Foods grocery store. The acquisition will be subject to Reasor’s signing an amendment to the original AWG sublease that would create a new 20 year, triple-net operating lease under terms mutually agreed upon by all parties.

The Property was leased to AWG pursuant to a Build and Lease Agreement between the seller and AWG. Construction of the Property was completed during late 2012 and Reasor’s Foods opened their store during October 2012. Accordingly, there is no rental history available on the Property prior to October 2012 that would enable us to generate the audited financial information required under Rule 3-14 of Regulation S-X as promulgated by the Securities and Exchange Commission. Therefore, we concluded that the information required under paragraphs (a)(2) and (a)(3) of Rule 3-14 of Regulation S-X applies which is being provided below for the Property.

Estimated Revenues	$768,500

Estimated Operating Expenses:
Property Expenses	15,400
Interest Expense	217,750

Total Estimated Operating Expenses	233,150

Estimated Cash to be Made Available by Operations	535,350

Estimated Depreciation and Amortization Expenses	353,000

Estimated Taxable Operating Results	$182,350

In preparing the unaudited financial information above, we made the following assumptions:

1.	Estimated revenue includes the initial annual contractual rental income and the projected tenant reimbursements of the Property’s tenant.

2.	Estimated property expenses represent our projected pro forma cash operating expenses for the Property.

3.	Estimated depreciation and amortization expense is calculated based on the preliminary estimated fair values of the assets acquired and liabilities assumed and their respective estimated useful lives.

4.	Estimated interest expense assumes we finance $6.7 million under a three-year, interest only loan at 3.25%.

5.	We assumed no principal payments on the debt since the loan is interest only.

In management’s opinion, the information presented above reflects our best estimate of the Property’s incremental impact on the Company’s cash available for operations and taxable operating results. This unaudited financial information is for informational purposes only and should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, which were filed with the Securities and Exchange Commission on October 23, 2012 as part of the Company’s Registration Statement on Form S-11 and on April 1, 2013 as part of its Annual Report on Form 10-K for the year ended December 31, 2012.